Exhibit 99.2

Amesite Inc.

Amesite Inc. CEO, Dr. Ann Marie Sastry, to Appear on WJBK-TV’s FOX 2 Detroit on Saturday, April 6, 2019

Thursday, April 4, 2019 3:00 PM

ANN ARBOR, MI / ACCESSWIRE / April 4, 2019 / Amesite, Inc. (the “Company”), an artificial intelligence software company providing technology solutions for higher and continuing education markets, announced today its CEO, Dr. Ann Marie Sastry, is scheduled to appear on WJBK-TV’s (FOX 2 Detroit), on Saturday, April 6th. FOX’s Morning Show airs on weekends from 6:30 am ET to 10:00am ET. Dr. Sastry will join FOX 2’s Maurielle Lue and Charlie Langton to discuss how to select courses, and how to be successful in higher education — from college to professional education.

Amesite’s online learning solutions for colleges, universities, faculty and students utilize artificial intelligence technologies, including machine learning and natural language processing, to deliver cost effective, cloud-based, digital versions of lower level courses that greatly enhance and improve the learning experience of students. Amesite’s online platform includes customized user messaging and tracking as well as seamless integration of current events into traditional course materials, creating a more meaningful experience for both students and instructors alike.

Amesite CEO, Dr. Ann Marie Sastry, said “We are excited to join for a discussion in Detroit about what we’re doing, and what the viewers can do to make higher ed more effective, engaging and affordable.”

More information on the company is available at https://www.amesite.com/.

About Amesite, Inc.

Amesite is a high-tech artificial intelligence software company developing a cloud-based platform for college and university courses, as well as personal-interest programs to be cost-effectively and conveniently delivered to learners online. Amesite uses artificial intelligence to provide customized environments for learners, easier-to-manage interfaces for instructors, and greater accessibility for college degree and certification seekers in the US education market and beyond. The Company leverages existing infrastructures, adding mass customization and cutting-edge technology to provide cost-effective, accessible, scalable and improved learning experiences to students. Founded in 2017, Amesite is based in Ann Arbor, Michigan. For more information, visit https://www.amesite.com/.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company, the Company’s planned online machine learning platform, the Company’s business plans, any future commercialization of the Company’s online learning solutions, potential customers, business objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statements. Risks facing the Company and its planned platform are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-794-9500

bprag@delmarconsulting.com